Exhibit 10.40

EMPLOYEE SERVICES AGREEMENT

     AGREEMENT, dated as of November 1, 2004 by and among GXS Corporation, a Delaware corporation (“GXS”), and G International, Inc., a Delaware corporation (“G International”). Each of GXS and G International are sometimes hereinafter referred to as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

     WHEREAS, International Business Machines Corporation, a New York corporation (“IBM”), and G International have entered into an agreement dated as of October 13, 2004 (collectively with any related agreements, the “Acquisition Agreements”) providing for the transfer by IBM to G International and its affiliated entities of certain assets and operations constituting IBM’s Electronic Data Interchange and Business Exchange Services Business;

     WHEREAS, IBM and Redux Acquisition Holdings LLC, a Delaware limited liability company (“Redux Holdings”), have entered into a Stock Purchase Agreement dated October 13, 2004 pursuant to which Redux Holdings has agreed to acquire all of the outstanding shares of common stock of G International;

     WHEREAS, G International and GXS both have the same ultimate parent company in Francisco Partners L.P. and are therefore affiliated entities;

     WHEREAS, Francisco Partners L.P. has expressed its present desire and intent to effect a merger of G International and a subsidiary of GXS within six months of the date hereof, it is the present desire and intent of the boards of directors of G International and GXS, the “Company Boards”) that G International be merged with a subsidiary of GXS and the Company Boards have determined to pursue such merger;

     WHEREAS, the Company Boards have determined that prior to the effectiveness of such merger it is in the best interest of both G International and GXS that the management of GXS provide management services to G International and other personnel of GXS provide support services with respect to the business and operations of G International;

     WHEREAS, the Parties wish by this Agreement to establish certain general terms and conditions for the management and personnel services to be provided by GXS to G International from the date hereof until the effectiveness of such merger or until such earlier time as this Agreement may terminate in accordance with its terms.

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
Definitions

     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

     “GXS Entity” means GXS or any parent or subsidiary entity of GXS.

     “Direct Payroll Costs” shall mean, with respect to any Leased Employee, the gross amount of all salaries and wages, employee benefit program costs and other compensation with respect to such Leased Employee and all applicable fees, taxes, and other amounts owed to third parties as a result of the employment of such Leased Employee, including federal, state and local income tax withholding, contributions pursuant to the Federal Insurance Contribution Act and Federal Unemployment Tax Act, workers’ compensation, unemployment insurance, other withholding or other payments required by federal, state or local law or regulations, and all payments to applicable pension and welfare plans and other employee fringe benefit outlays, including but not limited to, direct premiums to Plans and claims for self-funded plans on an individual level or, if required by the design of the relevant Plan, such benefit costs as GXS reasonably calculates.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “G International Entity” means G International or any parent or subsidiary entity of G International.

     “Indirect Payroll Costs” shall mean with respect to any Leased Employee, all reasonable costs, other than Direct Payroll Costs but including reasonable costs incurred or accrued under Section 2.02 hereof, associated with the compensation of or benefits provided to such Leased Employee, including allocable general administrative and overhead costs arising in connection with the employment and compensation of such Leased Employee, as reasonably determined by GXS using its usual methods of cost accounting.

     “Leased Employee” means any employee of a GXS Entity who provides services to a G International Entity hereunder pursuant to mutual agreement between the GXS Entity and the G International Entity. The Leased Employees may, subject to mutual agreement of the Parties, include the Chief Executive Officer of GXS and other senior executives and managers of GXS as well as other personnel of the GXS Entities. Subject to mutual agreement of the Parties, the G International Entities may appoint Leased Employees as officers of the G International Entities (including the appointment of one or more officers of GXS as the Chief Executive Officer of G International and other G International Entities) and may appoint Leased Employees to other management and staff positions, roles and titles with the G International Entities.

     “Out-of-Pocket Expenses” means, with respect to any Leased Employee, any actual out-of-pocket expenses that are incurred by such Leased Employee or by a GXS Entity in the course of such Leased Employee’s performance of his or her duties and paid or reimbursed by such GXS Entity, as reasonably determined by GXS using its usual methods of cost accounting.

     “Payroll Costs” means Direct Payroll Costs, Indirect Payroll Costs, Out-of-Pocket Expenses and any other fees and expenses reasonably allocable to the services provided by the Leased Employees to the G International Entities. For any Leased Employee, the Payroll Costs may consist of a portion of Direct Payroll Costs, Indirect Payroll Costs and Out-of-Pocket Expenses associated with such Leased Employee as reasonably determined by GXS in good faith to reflect an equitable sharing of the costs associated with such Leased Employee based on the facts and circumstances, including, without limitation, the time spent by the Leased Employee on matters relating to the business of the G International Entities.

     “Payroll Period” shall mean the following designated periods. The first Payroll Period shall begin on the date hereof and end on December 31, 2004. Thereafter each Payroll Period shall be a period of three consecutive calendar months.

     “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization.

     “Plans” means all employee benefit plans, as defined in Section 3(3) of ERISA, and all other plans, policies, and arrangements which a GXS Entity maintains on behalf of or makes available to the Leased Employees on the date hereof or makes available thereafter to the Leased Employees.

ARTICLE 2

Agreement To Provide Leased Employee Services And Other Services

     Section 2.01. Leased Employee Services. Upon the terms and subject to the conditions contained herein, GXS and G International agree that GXS shall, and shall cause the other GXS Entities to, use commercially reasonable efforts to make available, and that G International, and the other G International Entities, shall engage, the Leased Employees as staff of G International Entities on a contract basis. The contract program shall operate as follows:

     (a) Leased Employees shall remain employees of the applicable GXS Entity and shall remain on the payroll of such applicable GXS Entity, but will perform services for the G International Entities. The G International Entities shall direct and control the Leased Employees in the manner and method of performing services for the G International Entities; provided that the G International Entities shall not direct any Leased Employee to act or omit to act where such act or omission would violate applicable law or sound and prudent industry practices

     (b) GXS shall (or shall cause the applicable GXS Entity to) continue to pay the compensation, withhold and pay taxes and make other deductions and, to the extent permitted by the Plans and by applicable law, provide the benefits to which the Leased Employees are entitled pursuant to the Plans, in each case, in a timely manner and consistent with past practice. The relevant GXS Entity shall determine in its sole discretion the compensation and benefits that are provided to each Leased Employee, provided that it shall notify G International in writing in advance of any change in such compensation or benefits that would increase materially the Payroll Costs associated with any Leased Employee.

     Section 2.02. Additional Services. GXS shall use commercially reasonable efforts to supply, whether directly or by contract with other parties, personnel, payroll and human resource services related to the provision of services by the Leased Employees to the G International Entities.

     Section 2.03. Records. The GXS Entities shall maintain books and records relating to the Leased Employees in a manner consistent with normal practice of the GXS Entities.

     Section 2.04. Limitation on GXS’s Obligations. Notwithstanding anything herein to the contrary, no provision of this Agreement shall obligate GXS to provide Leased Employee Services pursuant to Section 2.01 or other services pursuant to Section 2.02 if GXS reasonably determines, in its discretion, that to do so would (i) interfere with the conduct of its business in the ordinary course, (ii) violate any applicable law, rule, regulation, judgement, injunction order or decree, (iii) constitute a default or give rise to any right of termination, cancellation or acceleration of any right to which any GXS Entity or to a loss of any benefit to which any GXS Entity is entitled under any provisions of any agreement or other instrument binding on any GXS Entity or (iv) violate any obligation or duty owed by any leased employee to any GXS Entity. In furtherance of the foregoing, if any term or provision of this agreement or the performance thereof would result in any of the foregoing, the Parties agree that any such provision shall be modified accordingly so as to not result in any of the foregoing.

ARTICLE 3
Expenses

     Section 3.01. Reimbursement Of Payroll Costs. G International will pay (or cause the relevant G International Entity to pay) to GXS all Payroll Costs.

     Section 3.02. Method Of Reimbursement. GXS will supply G International with monthly invoices setting forth the Payroll Costs for the preceding month, plus an administrative fee equal to 5% of the aggregate Payroll Costs reflected on such invoice. Within 15 Business Day after receiving each such invoice G International shall (or shall cause the relevant G International Entity to) wire transfer to a GXS bank account designated by GXS immediately available funds equal to the amount set forth in such invoice.

ARTICLE 4

Termination Of Leased Employee Services

     Section 4.01. Termination By The Applicable G International Entity. Each G International Entity may, in its sole discretion, terminate the services provided to it by any Leased Employee at any time by providing reasonable advance written notice to GXS.

     Section 4.02. Termination By The Applicable GXS Entity. Each GXS Entity may, in its sole discretion, terminate the provision of services by any Leased Employee on behalf of any and all G International Entities at any time by providing reasonable advance written notice to G International. As of the date of such termination, or as of the date of the termination of any Leased Employee’s employment with the GXS Entities for any other reason, such Leased Employee shall cease to be a Leased Employee.

ARTICLE 5

Indemnification

     Section 5.01. General.

     (a) Neither GXS nor any GXS Entity shall indemnify or have any liability to any G International Entity for any Loss (as hereinafter defined), including, without any limitation, the following: (i) the availability or continued employment of any Leased Employee or (ii) the performance of services by any Leased Employee, except to the extent that any such Loss results from the willful misconduct or gross negligence of GXS or any GXS Entity. GXS makes no warranties or representations concerning the services of the Leased Employees, whether express or implied.

     (b) G International agrees to indemnify, defend and hold harmless GXS and each GXS Entity, and if applicable, their respective directors, officers, members, shareholders, partners, attorneys, accountants, agents and their heirs, successors and assigns (the “Indemnitees”) from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties and reasonable costs and expenses (including without limitation reasonable attorney’s fees and disbursements) (“Loss”), imposed on, sustained, incurred or suffered by or asserted against any of Indemnitees relating to or arising out of the performance of this Agreement including, but not limited to, any claims by, or liabilities or obligations to, any Leased Employee or other third party or otherwise arising out of, or resulting from, the provision of services by such Leased Employee hereunder, and any claim, charge, action, suit or proceeding brought by any Leased Employee under any federal, state or local employment law, except to the extent that any such Loss results from the willful misconduct or gross negligence of GXS or any GXS Entity.

     Section 5.02. Workers Compensation. Without limiting the provisions of Section 5.01, G International hereby agrees to indemnify, defend and hold harmless the Indemnitees for any workers’ compensation claims liability GXS or any GXS Entity incurs with respect to a Leased Employee arising out of any injury or condition incurred during or caused by work performed on behalf of any G International Entity; it being understood that to the extent GXS or the applicable GXS Entity is compensated by a third party with respect to such liability, or the liability is assumed by a third party, the amount owed by G International, to GXS Indemnitees with respect to such liability shall be offset by the amount of such compensation or assumption.

     Section 5.03. Notice Of Claims. GXS agrees to notify G International, promptly in writing upon the receipt by GXS or any GXS Entity of notice of any pending or threatened claim or proceeding, including without limitation any audit or assessment with respect to taxes, which arise out of, in connection with or result from the activities contemplated hereby for which G International has agreed to indemnify the Indemnitees. GXS further agrees to reasonably cooperate and assist and to instruct its employees, counsel and advisors to reasonably assist G International and to assist G International in the defense of such claims or proceedings. G International, shall be entitled to participate, at its expense, in the defense of its interest in any such claim or proceeding.

ARTICLE 6

Miscellaneous

     Section 6.01. Notices. All notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

If to the G International, to:

[ ]

If to GXS, to:

GXS Corporation [ ]

     or to such other address or telecopier number as such party may hereafter specify for the purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     Section 6.02. Amendment; Waiver.

     (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Parties hereto, or in the case of a waiver, by the Party or Parties against whom the waiver is to be effective.

     (b) Except as expressly set forth herein, no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 6.03. Entire Agreement. This Agreement contains the entire agreement between the Parties hereto concerning the respective obligations of the Parties with respect to the employment of the Leased Employees, and supersede all prior agreements and understandings, oral or written, with respect to such matters.

     Section 6.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors. This Agreement is for the sole benefit of the Parties hereto and, except as otherwise contemplated herein, nothing herein expressed or implied shall give or be construed to give any person or entity, other than the Parties hereto, any legal or equitable rights hereunder.

     Section 6.05. Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the law of the State of New York without giving effect to the principles of conflicts of laws thereof.

     Section 6.06. Dispute Resolution. In the event there is a dispute between the Parties regarding this Agreement or the performance by a Party of its obligations hereunder, the disputing Party shall send a notice to the other Party describing the dispute or issue in reasonably sufficient detail to allow the other Party to investigate and, if applicable, take the actions contemplated by the dispute notice, and the Parties shall promptly meet and attempt to resolve the dispute in good faith. If the Parties are unable to resolve the dispute pursuant to the foregoing, each Party shall have all rights and remedies available to it at law or in equity with respect to such dispute.

     Section 6.07. Counterparts; Effectiveness. This Agreement may be signed in two counterparts, each of which shall be deemed an original.

     Section 6.08. Term, Termination. This Agreement shall become effective as of the date hereof and shall remain in force until the expiration of the second Payroll Period unless terminated by either Party upon 30 days’ prior written notice to the other or by mutual written consent of the Parties. It may be extended for an additional Payroll Period upon mutual agreement of the Parties. In no event shall the termination or expiration of this Agreement affect the rights or obligation of either Party with respect to (i) Article 5, (ii) Section 6.05 or (iii) any obligation of G International for Payroll Costs relating to periods prior to such termination, each of which shall survive the termination or expiration of this Agreement.

     Section 6.09. Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

     Section 6.10. Severability. In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall be deemed not to affect any other provision or part of a provision of this Agreement, but the Agreement shall be reformed and construed as if such provision or part of a provision held to be invalid, illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

          IN WITNESS WHEREOF, the parties executed and delivered by their duly authorized officers as of the date first written above.

G INTERNATIONAL, INC.

By:	/s/ Thomas L. Thomas

Name: Thomas L. Thomas
Title: Senior Vice President and General Manager

GXS CORPORATION

By:	/s/ Louis Salamone, Jr.

Name: Louis Salamone, Jr.
Title: Senior Vice President and Chief Financial Officer